Master Money Trust
File Number: 811-21299
CIK Number: 1186239
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/04/2006	$500,000	Wells Fargo Bank NA	4.05%	12/18/2006
03/15/2007	86,346	Crown Point Capital LLC	5.450	04/13/2007